EXHIBIT 10.2
Visa Inc.
2007 Equity Incentive Compensation Plan
Performance Share Award Agreement
This Performance Share Award Agreement (this “Agreement”), dated [Insert Date] (the “Grant Date”), is by and between Visa Inc. (the “Company”) and /$ParticipantName$/ (the “Participant”), pursuant to the Visa Inc. 2007 Equity Incentive Compensation Plan, as it may be amended or restated from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.
WHEREAS, pursuant to the provisions of the Plan, the Committee has authorized the grant to the Participant of Performance Shares in accordance with the terms and conditions of this Agreement; and
WHEREAS, the Participant and the Company desire to enter into this Agreement to evidence and confirm the grant of such Performance Shares on the terms and conditions set forth herein.
NOW, THEREFORE, the Participant and the Company agree as follows:
1.Grant of Performance Shares. Pursuant to the provisions of the Plan and this Agreement, the Company on the Grant Date has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein, in the Plan and the Addendum with Additional Country Specific Terms and Conditions attached as Exhibit A, all of which are made part of this Agreement, an award of /$AwardsGranted$/ Performance Shares (this “Award”).
2.Payment of Earned and Vested Performance Shares. Subject to the provisions of this Section 2 and Sections 4, 5 and 6 of this Agreement, the Payment Value (as defined below) of each Performance Share covered by this Award that has been determined, in writing, to be earned and vested pursuant to Sections 3, 4(b) or 5 shall be paid or delivered to the Participant on a date that is as soon as administratively practicable (but no later than 60 days) after the applicable vesting date described in Sections 3(b), 4(b) or 5 on which such Performance Share initially becomes vested. For purposes of this Agreement, “Payment Value” means the Fair Market Value of a Share on the applicable vesting date. Payments hereunder shall be made in Shares, unless the Committee, in its discretion, determines to make such payments in cash or a combination of cash and Shares. Notwithstanding any other provision of this Agreement, to the extent the Performance Shares are payable upon a Separation from Service to a Participant who is a “specified employee” (as such term is defined in Code Section 409A(a)(2)(B)(i)) determined in accordance with the methodology established by the Company as in effect on the date of such Separation from Service and to the extent such payment would result in the imposition of any individual tax and penalty interest charges imposed under Code Section 409A, any such delivery of Shares or cash payment due to vesting upon such Separation from Service shall instead be made on the first business day after the date that is six (6) months following such Separation from Service (or death, if earlier).
3.Performance Criteria and Vesting Applicable to Performance Shares.
(a)Performance Criteria.
(i)Performance Cycle. The Performance Cycle for this Award shall end on [Insert Date].

(ii)Performance Goals. The Performance Goals for this Award are (A) specified levels of the Company’s Earnings Per Share (EPS) over the course of the Performance Cycle and (B) the total shareholder return of the Company ranked against the total shareholder return of companies that are included in the Standard & Poor’s 500 Index (“S&P 500 Index”) as of the end of the applicable period used for purposes of calculating this goal, as described below (“TSR Rank”). For this purpose, “Earnings Per Share” or “EPS” means the Company’s fiscal year [Insert Applicable Fiscal Years] diluted earnings per share reported in its annual report on Form 10-K for the applicable years. The Committee, in its discretion, may determine to adjust the results by excluding some or all of the effects of certain unusual items. “TSR Rank” means the aggregate total shareholder return on Shares over the approximately three year period beginning [Insert Date] and ending on the day the Company’s earnings are announced following the close of the Company’s [Insert Fiscal Year] fiscal year, ranked against the total shareholder return over the same three year period for each of the companies that comprise the S&P 500 Index. Total shareholder return will be calculated using a beginning price equal to the trading volume weighted average price over the period from [Insert Date] to [Insert Date], and an ending price equal to the trading volume weighted average price over the period beginning 14 trading days before and ending 15 trading days after the date of the release of the Company’s fiscal year [Insert Fiscal Year] earnings, and accounting for reinvestment of dividends over this period; provided, however, that if the date of the release of the Company’s fiscal year [Insert Fiscal Year] earnings is fewer than 15 trading days prior to [Insert Date], then the ending price will be equal to the average price over the 30-trading day period ending on [Insert Date]. For purposes of this provision, TSR will be calculated using the trading volume weighted average share price for Visa Inc. and the simple average of the closing prices for the S&P 500.
(iii)Percentage of Performance Shares Earned. Following the end of the Performance Cycle, the Committee will determine the extent to which Performance Shares have become earned during the Performance Cycle according to the product of the results of the following two schedules and accompanying descriptions:

Performance Level	Earnings Per Share	Base Percentage of Performance Shares Earned
	Less than $[insert]	[0]%
Threshold	$[insert]	[50]%
Target	$[insert]	[100]%
Maximum	$[insert] or more	[200]%

The foregoing schedule sets forth the specific EPS goals for the Company’s fiscal year [Insert Fiscal Year]. The Committee shall determine the applicable Threshold, Target and Maximum EPS goals for the remaining two years of the Performance Cycle (fiscal years [Insert Fiscal Years]) based on the Company’s annual operating plan for the applicable year. If the Earnings Per Share for an applicable year of the Performance Cycle falls between Threshold and Target, or between Target and Maximum, then the percentage of Performance Shares earned shall be the sum of the Base Percentage of Performance Shares Earned in the schedule above for the lower such Performance Level plus the product of (A) the difference between the Base Percentage of Performance Shares Earned in the schedule above for the greater and lower such Performance Levels and (B) a fraction, the numerator of which is the amount by which the Earnings Per Share achieved exceeds the Earnings Per Share in the schedule above for the lower such Performance Level and the denominator of which is the difference between Earnings Per

Share amounts in the schedule above for the greater and lower of such Performance Levels. The Percentage of Performance Shares Earned with respect to Earnings Per Share for the Performance Cycle shall be determined based on the average Base Percentage of Performance Shares Earned over the three years of the Performance Cycle and shall never exceed [200]%.

Performance Level	TSR Rank	Adjustment Multiplier
Threshold	[0 - 25]%	[75]%
Target	[50]%	[100]%
Maximum	[75]% and above	[125]%
If the Performance Level for TSR Rank falls between Threshold and Target, or between Target and Maximum, then the Adjustment Multiplier shall be the sum of the Adjustment Multiplier in the schedule above for the lower such Performance Level plus the product of (A) the difference between the Adjustment Multiplier in the schedule above for the greater and lower such Performance Levels and (B) a fraction, the numerator of which is the amount by which the TSR Rank achieved exceeds the TSR Rank in the schedule above for the lower such Performance Level and the denominator of which is the difference between TSR Ranks in the schedule above for the greater and lower of such Performance Levels. The Adjustment Multiplier for the TSR Rank shall never exceed [125]%. The product of the Base Percentage Performance Shares Earned and the Adjustment Multiplier shall be limited to a maximum of [200]% and is then multiplied by the grant amount set forth in Section 1 to determine the number of Performance Shares earned.
(iv)    Notification. As soon as practicable following the end of the Performance Cycle, the Participant shall be notified in writing of the number of Performance Shares earned.
(b)Vesting. Subject to Sections 4, 5 and 6 of this Agreement, all of the Performance Shares that are earned pursuant to Section 3(a) shall become vested on [Insert Date] (the “Scheduled Vesting Date”).
(c)Separate Payments.    For purposes of this Award and Agreement, each amount to be paid hereunder shall be construed as a separate identified payment for purposes of Code Section 409A.
4.Separation from Service.
(a)In General. Except as otherwise provided in this Section 4 or in Section 5 of this Agreement or in the Plan, all Performance Shares subject to this Award that have not become vested pursuant to Section 3(b) prior to the date of the Participant’s Separation from Service shall be immediately forfeited upon such Separation from Service.
(b)This Section 4(b) applies only in the event that (i) a Change of Control has not occurred prior to the Scheduled Vesting Date or (ii) a Change of Control has occurred prior to the Scheduled Vesting Date but the Participant’s Separation from Service or death or Disability (as defined below) has not occurred within two years following the Change of Control:

(i)Participant’s Death, Disability, or Retirement Before the End of the Performance Cycle: Upon the Participant’s death, Disability (as defined below), or Retirement (as defined below) before the end of the Performance Cycle, then the Participant shall become vested, as of the Scheduled Vesting Date, in all of the Participant’s Performance Shares that would have been earned pursuant to Section 3(a)(iii), and vested pursuant to Section 3(b), had the Participant remained employed by the Company, a Subsidiary or an Affiliate through the Scheduled Vesting Date
(ii)Separation from Service by Reason of Retirement or in the Event of Death or Disability After the End of the Performance Cycle: Upon a Participant’s Separation from Service by the Participant by reason of Retirement or in the event of the Participant’s death or Disability, in either case after the end of the Performance Cycle, then the Participant shall be fully vested, as of the date of such Separation from Service, death or Disability, or if later, as of the Scheduled Vesting Date, in all of the Participant’s Performance Shares that had been earned pursuant to Section 3(a)(iii) but had not yet vested under Section 3(b) as of the date of such Separation from Service, death or Disability.
(iii)Separation from Service by Reason of Termination Without Cause Whether Before or After the End of the Performance Cycle. Upon a Participant’s Separation from Service whether before or after the end of the Performance Cycle by the Company, a Subsidiary or an Affiliate without Cause (as defined below) then, as of the date of such Separation from Service, the Participant shall become vested in a pro-rated portion of that number of Performance Shares subject to this Award that would have been earned under Section 3(a)(iii), as of the end of the Performance Cycle, based on the deemed achievement of the Target Performance Level (within the meaning of Section 3(a)(iii)), determined by multiplying the target number of Performance Shares subject to this Award by a fraction, the numerator of which is the number of days Participant was employed by the Company or a Subsidiary or Affiliate (up to and including the date of such Termination) during the full Performance Cycle and the denominator of which is the number of days in the full Performance Cycle, which Performance Share shall be paid to the Participant in cash based on the Fair Market Value of a Share on the date of the Participant’s Termination, (i) 50% on the date of the Participant’s Termination and (ii) 50% on the first anniversary of the date of the Participant’s Termination. For the avoidance of doubt, (A) Section 15.1(a) of the Plan shall not apply to the Performance Shares to the extent such provision conflicts with this Section 4(b)(iii); and (B) if a Participant is eligible for Retirement pursuant to paragraph (b)(i) or (b)(ii) of this Section 4 at the time the Participant otherwise would experience a Termination pursuant to this paragraph (b)(iii) of this Section 4, the Participant’s Termination shall be deemed a Retirement and the provisions of paragraph (b)(i) or (b)(ii), as applicable, with respect to the Performance Shares shall prevail and be given effect. In the event the Participant is eligible for Retirement pursuant to paragraph (b)(i) or (b)(ii) of this Section 4 at the time the Participant otherwise experiences a Termination by the Company for Cause at any time, such Termination shall not be deemed a Retirement and such Termination for Cause shall prevail and be given effect.
(iv)Other than upon Death or Disability or Other than due to a Separation from Service Without Cause or by Reason of Retirement Before or After the End of the Performance Cycle: Other than upon (i) Participant’s death or Disability or (ii) Participant’s Separation from Service without Cause or by reason of Retirement, whether before or after the end of the Performance Cycle, any and all of the Performance Shares that have not vested as the date of a Participant’s Separation from Service shall be forfeited.
5.Change of Control.
(a)This Section 5(a) applies (i) only in the event that (A) a Change of Control has occurred prior to the Scheduled Vesting Date, and (B) the Participant’s death, Disability or Separation from Service has occurred within two years following the Change of Control, and (ii) notwithstanding any provision in Sections 2, 3 or 4 of this Agreement to the contrary:

(i)Death or Disability or Separation from Service Without Cause, for Good Reason or by Reason of Retirement Before the End of the Performance Cycle: Upon a Participant’s death or Disability or Separation from Service before the end of the Performance Cycle either (A) by the Company, a Subsidiary or an Affiliate without Cause, (B) by the Participant for Good Reason (as defined below) or (C) by the Participant by reason of Retirement, then, as of the date of such Separation from Service, death or Disability, the Participant will become vested in that number of Performance Shares subject to this Award that would have been earned under Section 3(a)(iii), as of the end of the Performance Cycle, based on the deemed achievement of the Target Performance Level (within the meaning of Section 3(a)(iii)).
(ii)Death or Disability or Separation from Service without Cause, for Good Reason or by Reason of Retirement After the End of the Performance Cycle: Upon a Participant’s death, Disability or Separation from Service (A) either by the Company, a Subsidiary or an Affiliate without Cause, (B) by the Participant for Good Reason or (C) by the Participant by reason of Retirement, in each case after the end of the Performance Cycle, then the Participant shall be fully vested, as of such Separation from Service, death or Disability, or if later, as of the Scheduled Vesting Date, in all of the Participant’s Performance Shares that have been earned pursuant to Section 3(a)(iii) but had not yet vested under Section 3(b); provided, however, that if the Change of Control had occurred prior to the end of the Performance Cycle, then the Participant shall become vested, as of such Separation from Service or death or Disability, or, if later, as of the Scheduled Vesting Date, in the greater of (I) all of the Participant’s Performance Shares that have been earned pursuant to Section 3(a)(iii) but have not yet vested under Section 3(b) as of the date of such Separation from Service or death or Disability, and (II) that number of Performance Shares subject to this Award that would have been earned as of the end of the Performance Cycle under Section 3(a)(iii), based on the deemed achievement of the Target Performance Level (within the meaning of Section 3(a)(iii)).
(iii)Other than upon Death or Disability or in the Event of a Separation from Service by the Company for Cause or by the Participant Other than by Reason of Good Reason or Retirement, Whether Before or After the End of the Performance Cycle: Upon a Participant’s Separation from Service, whether before or after the end of the Performance Cycle, (A) by the Company for Cause, or (B) by the Participant other than for Good Reason or Retirement or other than upon Participant’s death or Disability, then any of the Performance Shares that have not vested as the date of such Separation from Service or death or Disability shall be forfeited.
(b)For purposes of this Agreement, no Change of Control shall be deemed to have occurred unless it constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A.
(c)For the avoidance of doubt, Section 15.1(b) of the Plan shall not apply to the Performance Shares subject to this Agreement to the extent such provision conflicts with this Section 5, but the applicable provisions of Article XV of the Plan shall otherwise apply to this Agreement. In the event the Participant is eligible for Retirement pursuant to paragraph (a)(i) or (a)(ii) of this Section 5 at the time the Participant otherwise experiences a Termination by the Company for Cause as set forth in paragraph (a)(iii) of this Section 5, such Termination shall not be deemed a Retirement and the Participant’s Termination by the Company for Cause shall prevail and be given effect.
6.     Detrimental Activity. The Participant acknowledges that an important and material purpose of this Agreement, as a matter of the internal affairs of the Company, is to ensure that Participant’s interests and those of the Company remain aligned. If, at any time during Participant’s employment by the Company, any Affiliate or a Subsidiary or within the later of (i) twelve (12) months after the Participant’s Termination or (ii) twelve (12) months after Participant is delivered the Payment Value pursuant to Section 2, Participant engages in any Detrimental Activity (as defined in Section 13(b) below), then the Company may rescind any portion of this Award distributed to the Participant within the twenty-

four (24) month period immediately prior to the Participant’s engagement in Detrimental Activity and/or pursue any other remedies allowed under applicable law. In the event of such a rescission, Participant’s then outstanding Performance Shares will be cancelled for no additional consideration by the Company and Participant will have no rights in same, and Participant shall promptly repay or return to the Company any cash payment(s) and Shares that have been paid or issued to Participant by the Company pursuant to this Agreement within the twenty-four (24) month period immediately prior to the Participant’s engagement in Detrimental Activity. If any such Shares are no longer held by Participant then Participant shall pay the Company a sum equal to the Fair Market Value of the Shares at the time they were sold or otherwise conveyed to another party by Participant. This Section 6 shall be construed to supplement, and not contradict, replace or eliminate, any remedies available to the Company under Section 17, or otherwise available under applicable law. This Section 6 or any portion hereof shall not apply (i) after the Participant’s Termination if the Participant resides or works for the Company in California at the time Participant executes this Agreement and engages in any Detrimental Activity described in clause (i) or (ii) of such term, or (ii) to the extent this Section 6 or any portion hereof is otherwise unlawful.
7.    Restrictions on Transfer. Performance Shares may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (a) by will or the laws of descent and distribution or (b) as otherwise permitted pursuant to the Plan.
8.    Dividend Equivalents. Each Performance Share subject to this Award shall entitle the Participant to Dividend Equivalents with respect to regular cash dividends that would otherwise be paid on one Share during the period from the date such Performance Share is earned in accordance with Section 3(a) to the date such Performance Share is paid in accordance with Section 2 or forfeited in accordance with Section 4 or 5. Any such Dividend Equivalent shall be paid to the Participant at (or within forty-five (45) days following) the time such related dividends are paid to holders of Shares.
9.    No Rights as a Shareholder Prior to Issuance of Shares. Neither the Participant nor any other person shall become the beneficial owner of any Shares that may become payable with respect to the Performance Shares subject to this Award, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares, if any, have been actually issued in satisfaction of the Company’s obligations under this Award, in the time and manner specified in Section 2, and such Shares are transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.
10.    Taxes and Withholding.
When the value of any Performance Shares becomes includible in the Participant’s gross income for income tax purposes or when taxes on the Performance Shares are otherwise payable. the Participant authorizes any Tax Withholding Obligations (as defined below) with respect to the Performance Shares to be satisfied by the Company by any means to the extent permitted by the Plan and applicable law, including but not limited to the following: (1) through a sale arranged by the Company through a securities broker (on the Participant's behalf pursuant to this authorization) without further consent from the Participant and the remittance of the cash proceeds of such sale to the Company, under which the Company is authorized and directed by the Participant to make payment from the cash proceeds of the sale directly to the appropriate taxing authorities in an amount equal to the Tax Withholding Obligations; (2) withholding Shares or cash otherwise deliverable or payable to the Participant pursuant to this Award, provided, however, that the amount of any Shares so withheld shall not exceed the sum of all statutory maximum rates in the Participant’s applicable jurisdiction with respect to the Performance Shares, as determined by the Company, subject to any limitations as the Committee may prescribe and subject to applicable law, based on the Fair Market Value of the Shares on the payment date (“Net Settlement”); or (3) withholding the Tax Withholding Obligations from the Participant’s wages or other cash compensation payable to the Participant by the Company, a Subsidiary, or an Affiliate, if determined to be necessary or appropriate by the Company. The Company, a Subsidiary or an Affiliate may, in the discretion of the Committee, provide for alternative arrangements to satisfy applicable tax withholding requirements in accordance with Article XVII of the Plan, including, without limitation, requiring the Participant to pay to the Company a cash amount equal to the Tax Withholding Obligations. However, to the extent any Tax Withholding Obligations are required by law to be withheld with respect to the Performance Shares covered by this Award prior to the date such Performance Shares are paid in accordance with Section 2, the Participant shall be required to pay to the Company in cash the amount of such taxes promptly following written notice thereof by the Company.
Notwithstanding the foregoing paragraph, if the Participant is at the time of an issuance of Shares pursuant hereto, or has been in the six-month period preceding an issuance of Shares pursuant hereto, an “officer” of the Company as defined in Rule 16a-1(f) promulgated pursuant to the Exchange Act (or any successor rule)(a “Section 16 Officer”), then the Company shall use Net Settlement to satisfy such Participant’s Tax Withholding Obligations, unless otherwise determined by the Committee or the Board. However, to the extent any Tax Withholding Obligations are required by law to be withheld with respect to the Performance Shares covered by this Award prior to the date such Performance Shares are paid in accordance with Section 2, such Participant shall instead be required to pay to the Company in cash the amount of the Tax Withholding Obligations promptly following written notice thereof by the Company, unless otherwise determined by the Committee or the Board.
Tax Withholding Obligations means the minimum tax or social insurance obligations required by law to be withheld in respect of the Performance Shares, or such other withholding amount (a “Greater Amount”), up to the sum of all applicable statutory maximum rates (provided, in the case of a Participant who is a Section 16 Officer, that such Greater Amount is approved in advance by the Committee or the Board).
Regardless of any action the Company, an Affiliate and /or a Subsidiary takes with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary, if applicable), and that none of the Company, an Affiliate and /or a Subsidiary: (a) makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the Performance Shares, including the grant or vesting thereof, the subsequent sale of Shares and the receipt of any dividends; or (b) commits to structure the terms of the Performance Shares or any aspect of the Performance Shares to reduce or eliminate the Participant’s (or the Participant’s beneficiary’s) liability for such tax.
11.    No Right to Continued Employment. Neither the Performance Shares covered by this Award nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and they shall not give the Participant any express or implied right to be retained in the employment or service of the Company or any Subsidiary or Affiliate for any period or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company or any Subsidiary or Affiliate, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to vesting of this Award is earned only by continuing as an employee of the Company or a Subsidiary or Affiliate at the will of the Company or such Subsidiary or Affiliate, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted this Award.
12.    The Plan. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. Subject to Section 4(b)(iii) and Section 5(c) of this Agreement, in the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This

Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. The Plan and the prospectus describing the Plan can be found on the Company’s Human Resources intranet site. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at 900 Metro Center Blvd., Foster City, California 94404, Attention: Stock Plan Administrator.
13.    Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)“Cause” means: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, a Subsidiary or an Affiliate; (iii) fraud, misappropriation or embezzlement; (iv) a material breach of the Participant’s employment agreement or offer letter (if any) with the Company, a Subsidiary or an Affiliate; (v) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that following a Change of Control, any such failure will only serve as the basis for a Termination for Cause if it is willful; or (vi) any illegal act detrimental to the Company, a Subsidiary or an Affiliate.
(b)“Detrimental Activity” means: (i) providing services or material assistance to any payments business that is in competition with the payments business of the Company in the United States or any other country where the Company does business; (ii) soliciting or knowingly inducing a Company customer that Participant had material dealings with or was provided confidential information about while employed with the Company to cease or reduce doing business with the Company or to divert a business opportunity related to the Company’s line of business to another party; or, (iii) soliciting or knowingly inducing an employee of the Company that Participant gained knowledge of while employed with the Company to leave the employment of the Company. Detrimental Activity is not intended to include (I) duly authorized activity undertaken for the benefit of the Company in the ordinary course of Participant’s employment duties for the Company, (II) employment with an independently operated subsidiary, division, or unit of a diversified corporation so long as the independently operated business unit at issue is truly independent and does not compete in any way with the Company; or, (III) holding a passive and non-controlling ownership interest of less than 5% of the stock or other securities of a publicly traded company.
(c)“Disability” shall have the meaning of the Company’s, a Subsidiary’s or an Affiliate’s long-term disability plan under which the Participant is covered from time to time, provided that, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Disability shall be deemed to have occurred only if such Disability constitutes a “disability” within the meaning of Code Section 409A.
(d)“Good Reason” means: (i) a diminution in the Participant’s annual base salary, annual incentive opportunity or annual long-term incentive award opportunity, as applicable, in effect immediately prior to the Change of Control; (ii) the assignment to the Participant of any duties inconsistent with the Participant’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those in effect immediately prior to such Change of Control or any action by the Company that results in a diminution in any of the foregoing from those in effect immediately prior to such Change of Control, or (iii) the Company, a Subsidiary or an Affiliate requires the Participant to change the Participant’s principal location of work to a location that is in excess of fifty (50) miles from the location thereof immediately prior to the Change of Control. Notwithstanding the foregoing, a Termination by a Participant for Good Reason shall not have occurred unless (i) the Participant gives written notice to the Company, a Subsidiary or an Affiliate, as applicable, of Termination within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good

Reason, specifying in reasonable detail the circumstances constituting Good Reason, (ii) the Company, the Subsidiary or the Affiliate, as the case may be, has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (iii) the date of Participant’s Termination occurs no later than sixty (60) days after the date such notice was given.
(e)“Retirement” means a Separation from Service by the Participant at or after attainment of age fifty-five and five years of completed service and six months of service from the Grant Date.
(f)“Separation from Service” means a Termination (as defined in the Plan) that qualifies as a separation from service under Code Section 409A.
14.    Compliance with Laws and Regulations.
(a)The Performance Shares subject to this Award and the obligation of the Company to deliver Shares or cash payments hereunder shall be subject in all respects to (i) all applicable federal and state laws, rules and regulations; and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.
(b)It is intended that any Shares received pursuant to this Agreement shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with federal and state securities laws.
(c)If at any time the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Shares acquired under this Agreement for the Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold; or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.
15.    Notices and Consent to Service of Process. Any notice or other communication provided for hereunder shall be made in writing and deemed given (a) three days after being deposited in the U.S. mail, first class, postage prepaid, certified receipt requested, or (b) when delivered by a nationally recognized overnight courier which provides confirmation of delivery. All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to the Company at

900 Metro Center Blvd., Foster City, California 94404, Attention: Stock Plan Administrator, or such other address as the Company may from time to time specify, and any notice that involves service of legal process on the Company shall be directed to Company’s Registered Agent for purposes of service of legal process. All notices and service of legal process to the Participant shall be addressed to the Participant at the Participant’s last known address in the Company's records or such forwarding address as Participant may provide to the Company in writing and in accordance with this Section 15.
16.    Other Plans. The Participant acknowledges that any income derived from this Award shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary or Affiliate.
17.    Clawback Policy. Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by the Participant, Performance Shares granted and/or Shares issued or cash paid hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company's Clawback Policy, as it may be amended from time to time (the "Policy").  The Participant agrees and consents to the Company's application, implementation and enforcement of (a) the Policy or any similar policy established by the Company, a Subsidiary or an Affiliate that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.
18.    Rights of Participant.
In accepting this Award, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;
(b)the grant of this Award is voluntary and occasional and does not create any contractual or other right for the Participant or any other person to receive future grants of Performance Shares, or benefits in lieu of Performance Shares;
(c)all decisions with respect to any future grants will be at the sole discretion of the Company;
(d)the Performance Shares do not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and /or Subsidiaries, and are not part of the terms and conditions of the Participant’s employment;
(e)no provision of this Agreement or of this Award shall give the Participant any right to continue in the employ of the Company or any Affiliate or Subsidiary, create any inference as to the length of employment of the Participant, affect the right of an employer to terminate the employment of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan);
(f)if the Participant ceases to be an employee of the Company or any Affiliate or Subsidiary for any reason, the Participant shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Participant for the loss of any rights under this Agreement or the Plan;

(g)notwithstanding any terms or conditions of the Plan to the contrary, in the event of Participant’s Separation from Service for any reason other than a Separation from Service pursuant to which accelerated or continued vesting occurs as provided in Sections 4 or 5 hereof, the Participant’s right to receive the Performance Shares and vest in Performance Shares under the Plan, if any, will terminate immediately upon such Separation from Service, and, in any case, will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); and
(h)notwithstanding any provisions in this Agreement, the Performance Shares granted hereunder shall be subject to any special terms and conditions for Participant’s country set forth in the Addendum attached hereto as Exhibit A. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
19.     Data Protection.
(a)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Group”) for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
(b) The Participant acknowledges that the Group holds certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Performance Shares or any other entitlement to Shares outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
(c)The Participant acknowledges and agrees that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of residence or elsewhere, and that the recipient’s country of residence may have different data privacy laws and protections than those of the Participant’s country. In particular, the Company may transfer Data to the broker or stock plan administrator assisting with the Plan, to the Company’s legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is Participant’s employer and its payroll provider.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired.
(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent will affect the Participant’s ability to participate in the Plan; without providing consent, the Participant will not be able to participate in the Plan or realize benefits (if any) from the Performance Shares.  The Participant should also refer to the Visa Inc. Global Privacy Policy (which is available to Participant separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Participant’s Data.
20.     Choice of Law and Forum / Consent to Jurisdiction. In order to maintain uniformity in the interpretation of this Agreement across the Company’s operations in many different locations, the parties have expressly agreed that this Agreement shall be governed by and enforced under the laws of the State of Delaware, without regard to any contrary principles of conflict of laws of Delaware or another state, to the maximum extent permitted by law. The parties further agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in a state or federal court of competent jurisdiction located in Delaware, to the maximum extent permitted by law. The parties consent to the personal jurisdiction of such Delaware courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in Delaware (including, without limitation, any objection based on cost, convenience or location of relevant persons), to the maximum extent permitted by law. The parties further agree that there shall be a conclusive presumption that this Agreement has a significant, material and reasonable relationship to the State of Delaware.
21.    Code Section 409A. The Performance Shares are intended to be exempt from, or to the extent subject thereto, to comply with Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, if the Participant experiences a Termination that is not a Separation from Service, no payment or distribution of any amounts with respect to the Performance Shares will be due to the Participant until the Participant would be considered to have incurred a Separation from Service. Any payments described in this Agreement that are due within the “short-term deferral” period as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Code Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.
22.    Acceptance. To accept or reject this Award, the Participant shall complete the on-line form ("Accept or Reject Your Grant") as promptly as possible, but, in any case, within ninety (90) days after the Grant Date. The Participant must accept or reject Participant’s award under this Agreement no later than ninety (90) days after the Grant Date (“Acceptance Period”). If the Participant accepts this Award within the Acceptance Period, Participant will be deemed to have agreed to the terms and conditions set forth in this Agreement, the terms and conditions of the Plan, and the Addendum with Additional Country Specific Terms and Conditions attached as Exhibit A, all of which are made part of this Agreement. If the Participant fails to accept this Award during the Acceptance Period, this Award may be cancelled and of no further effect, in which case the Participant shall have no rights to this Award. This Agreement is available to the Participant online in the Participant’s Merrill Benefits Online account via this link: https://benefits.ml.com. By accepting this Award, the Participant also agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker, including, without limitation, Merrill) to effectuate the administration of this Award (including, without limitation, for the designated broker to sell Shares in accordance with Section 10 to satisfy the Participant’s Tax Withholding Obligations) and shall otherwise cooperate with the Company with respect to such matters.
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